Exhibit 99.2


                              CONSULTING AGREEMENT


     This Consulting Agreement ("Agreement") is made and entered into as of November 3, 2004, and shall become effective as of the Effective Date (as hereinafter defined), by and between Penn National Gaming, Inc., a Pennsylvania corporation ("Company"), and Richard J. Glasier ("Consultant").

     WHEREAS, the Company and Consultant's employer, Argosy Gaming Company, a Delaware corporation ("Argosy"), are simultaneously entering into an Agreement and Plan of Merger ("Merger Agreement") pursuant to which and subject to the terms and conditions set forth therein Argosy will become a subsidiary of the Company (the "Merger");

     WHEREAS, as a result of the Merger, it is contemplated that Consultant will retire from his status as an employee of Argosy, and the Company will desire to continue to draw on Consultant's experience and knowledge by entering into a consulting relationship with Consultant; and

     WHEREAS, following the Merger, Consultant will desire to enter into a consulting relationship with Company upon the terms and conditions hereinafter contained;

     NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and of the mutual benefits accruing to Company and to Consultant from the consulting relationship to be established between the parties by the terms of this Agreement, Company and Consultant agree as follows:

     1. Effective Date. This Agreement shall become effective simultaneously with the effectiveness of the Merger contemplated by the Merger Agreement (the date of the effectiveness of the Merger being hereinafter called the "Effective Date").

     2. Consulting Relationship. Upon consummation of the Merger, Company hereby retains Consultant, and Consultant hereby agrees to be retained by Company, as an independent consultant, and not as an employee.

     3. Term. The term of this Agreement shall begin on the Effective Date and shall continue for 180 days (such period being hereinafter called the "Term"); provided that, this Agreement shall terminate immediately upon the date of Consultant's death.

     4.  Consulting  Services.  Consultant  agrees  that during the Term of this
Agreement:

          (a) Consultant shall assist and advise the Company with respect to (i) integration of the former Argosy business with the other businesses of the Company, (ii) casino development and expansion opportunities; (iii) local political matters relating to the former Argosy casino properties; and (iv) such other matters as reasonably requested by the Company's Chief Executive Officer, and as are consistent with the nature of the duties performed by Consultant during his active service with Company;

          (b) Consultant shall report directly to the Company's Chief Executive Officer;

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          (c) Consultant  shall be available to render services to Company under this Agreement for not more than fifty (50) hours during any 30-day period during the Term; and

          (d) Consultant shall have sole discretion to determine the location from which he will provide the services required under this Agreement and in no event shall he be required to relocate, or render services from, the principal offices of the Company.

     5. Compensation. Company agrees to pay Consultant for his services performed under this Agreement at the rate of $10,000.00 for each of the six 30-day periods during the Term, whether or not services are actually rendered hereunder, payable on the first day of each such 30-day period.

     6. Expense Reimbursement. The Company agrees to reimburse consultant for all travel and other costs and expenses reasonably incurred by Consultant in the performance of his duties hereunder. The Company shall timely reimburse Consultant for all such expenses submitted with reasonable documentation in a manner consistent with the travel and expense policies generally applicable to the Company's officers.

     7. Benefits. During the Term and at all times thereafter until the date Consultant becomes eligible for benefits under title XVIII of the Social Security Act (Medicare) or, in the event of Consultant's death before becoming eligible for Medicare, until such time as his spouse becomes eligible for Medicare, the Company shall provide Consultant and his spouse with health benefit coverage under the Company's group health benefit plan for active employees, at no cost to Consultant (or his spouse), and on terms and conditions that are no less favorable than those available to any active employee of the Company, including, but not limited to, the right to elect among various health benefit plan coverage options. Except as provided in the immediate preceding sentence or otherwise made available pursuant to his employment agreement with Argosy, the terms of any employee benefit plan or applicable law (including, but not limited to, COBRA), Consultant shall not be entitled to participate in or receive benefits under any Company programs maintained for its employees, including, without limitation, life, disability benefits, pension, profit sharing or other retirement plans or other fringe benefits.

     8. Support, Supplies and Office Space. The Company will provide Consultant with suitable administrative support (as determined by Consultant) during the Term including, among other things, secretarial support, photocopying and facsimile services, voice mail access, remote e-mail access, message taking services, mail receipt, office furniture, utilities, office equipment, and office supplies.

     9. Indemnification and Insurance. For the period from the Effective Date through at least the sixth anniversary of Consultant's termination of service with the Company, the Company agrees to maintain Consultant as an insured party on all directors' and officers' insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide Consultant with at least the same corporate indemnification as its officers.



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     10. General.

          (a) Amendment. This Agreement may only be amended by written agreement between the Company and Consultant.

          (b) Assignability. This Agreement may not be assigned by either party without the prior written consent of the other party, except that no consent is necessary for the Company to assign this Agreement to a corporation succeeding to substantially all the assets or business of the Company whether by merger, consolidation, acquisition, or otherwise.

          (c) Applicable Law. It is the intention of the parties hereto that all questions with respect to the construction and performance of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Illinois. The parties hereto submit to the jurisdiction of the courts of Illinois in respect of any matter or thing arising out of this Agreement or pursuant thereto.

          (d) Taxes and Statutory Obligations. As an independent contractor, Consultant will be solely responsible for all taxes, withholdings, and other similar statutory obligations, including, but not limited to, Workers' Compensation Insurance laws.

          (e) Survival. All Sections of this Agreement survive beyond the Term except as otherwise specifically stated.

          (f) Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if each of the parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

                            [signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and the year first above written.



PENN NATIONAL GAMING, INC.



By /s/ Peter M. Carlino                         /s/ Richard J. Glasier
  -------------------------------------         -------------------------------
 Its  Chief Executive Officer                   Richard J. Glasier
    -----------------------------------         Consultant